ADVISERS INVESTMENT TRUST

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

(on behalf of the JOHCM Funds)

September 9, 2014

This Multiple Class Plan (the “Plan”) is adopted in accordance with Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”) by the Advisers Investment Trust (the “Trust”) on behalf of those series listed on Schedule A attached hereto (each a “Fund” and collectively the “JOHCM Funds”). A majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust, as defined in the Act (“Independent Trustees”), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan and any amendments thereto.

The provisions of the Plan are:

1.	GENERAL DESCRIPTION OF CLASSES. Each class of shares of a Fund shall represent interests in the same portfolio of investments of that Fund and shall be identical in all respects, except that each class shall differ with respect to: (i) Shareholder Servicing Plans adopted with respect to each class; (ii) Rule 12b-1 Plans adopted with respect to each Class; (iii) shareholder services and expenses as provided for in the Plans; (iv) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectuses and statement(s) of additional information of the Funds, as the same may be amended or supplemented from time to time; and (v) the designation of each class of Shares. Certain of the JOHCM Funds have designated some or all of the following four classes of shares: Institutional, Class I, Class II and Class III (See Schedule A).

2.	SALES CHARGE STRUCTURE.

a.	Institutional Shares of the JOHCM Funds are offered at net asset value, without a sales charge.

b.	Class I Shares are offered at net asset value, without a sales charge, and are subject to fees under a Shareholder Servicing Plan adopted on the terms set forth in the Funds’ relevant prospectuses, including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust’s Board of Trustees. Class I Shares of the JOHCM International Select Fund are offered at net asset value, without a sales charge.

c.	Class II Shares of the JOHCM Funds are offered at net asset value, without a sales charge, and are subject to fees under a Shareholder Servicing Plan adopted on the terms set forth in the Funds’ relevant prospectuses including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust’s Board of Trustees.

d.	Class III Shares of the JOHCM Funds are offered at net asset value, without a sales charge, and are subject to fees under a Rule 12b-1 Plan adopted on the terms set forth in the Funds’ relevant prospectuses including any prospectus supplements, and shall be subject to such reductions and waivers as are determined or approved by the Trust’s Board of Trustees.

3.	SHAREHOLDER SERVICING FEES. The Trust has adopted a Shareholder Servicing Plan with respect to Class I and Class II shares of the Funds containing the following terms:

a.	Class I Shares of the JOHCM Funds are subject to a maximum annual shareholder servicing fee of 0.10% of the average daily net assets of the Class I Shares of each Fund. Class I Shares of the JOHCM International Select Fund are not subject to shareholder servicing fees under the Plan.

b.	Class II Shares of the JOHCM Funds are subject to a maximum annual shareholder servicing fee of 0.25% of the average daily net assets of the Class II Shares of each Fund.

4.	RULE 12b-1 FEES. The Trust has adopted a Rule 12b-1 Plan with respect to Class III shares of the Funds containing the following terms:

a.	Class III Shares of the Funds are subject to a maximum annual Rule 12b-1 fee of 0.25% of the average daily net assets of the Class III Shares of each Fund.

5.	EXPENSE ALLOCATIONS TO EACH CLASS.

a.	In addition to the shareholder servicing fees described above, certain expenses may be attributable to a particular class of shares of a Fund (“Class Expenses”). Class Expenses are charged directly to net assets of the class to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include:

i.	expenses incurred in connection with a meeting of shareholders;

ii.	litigation expenses;

iii.	printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

iv.	expenses of administrative personnel and services required to support the shareholders of a specific class;

v.	transfer agent fees and shareholder servicing expenses; and

vi.	such other expenses incurred by or attributable to a specific class.

b.	All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. Notwithstanding the foregoing, the distributor or adviser of a Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

c.	Expenses may be waived or reimbursed by a Fund’s investment adviser, administrator, distributor or any other provider of services to the Fund or the Trust without the prior approval of the Board of Trustees.

6.	CLASS DESIGNATION. Subject to the approval by the Trustees of the Trust, a Fund may alter the nomenclature for the designations of one or more of its classes of shares.

7.	ADDITIONAL INFORMATION. This plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. The Prospectus for each class contains additional information about the class and the Fund’s multiple class structure.

8.	PERIODIC REVIEW. The Board of Trustees shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

9.	EFFECTIVE DATE. This Plan, as amended shall be effective on September 9, 2014.

10.	AMENDMENT AND TERMINATION. This Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, has found that the proposed amendments, including any proposed change to the expense allocation, is in the best interest of each class and Fund and the Trust as a whole. Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment. This Plan may be terminated at any time with respect to the Trust or any Fund or class thereof by a majority of the Trustees, including a majority of the Independent Trustees.

Adopted September 10, 2013, as amended September 9, 2014

ADVISERS INVESTMENT TRUST

SCHEDULE A

TO THE

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

(on behalf of the JOHCM Funds)

As of September 9, 2014

Name of Fund

JOHCM Emerging Markets Opportunities Fund

Institutional Shares

Class I Shares

Class II Shares

JOHCM Global Equity Fund

Institutional Shares

Class I Shares

Class II Shares

JOHCM International Select Fund

Class I Shares

Class II Shares

JOHCM International Small Cap Equity Fund

Institutional Shares

Class I Shares

Class II Shares

JOHCM Asia Ex-Japan Equity Fund

Institutional Shares

Class I Shares

Class II Shares

JOHCM Emerging Markets Small Mid Cap Equity Fund

Institutional Shares

Class I Shares

Class II Shares

Class III Shares

JOHCM US Small Mid Cap Equity Fund

Institutional Shares

Class I Shares

Class II Shares

Class III Shares

Adopted September 11, 2013 as amended September 9, 2014